UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 28, 2005

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 28, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Cost Plus, Inc. (the “Company”) and the full Board of Directors approved an annual cash retainer for the Company’s non-executive chairman (Fredric M. Roberts) of $75,000, in lieu of the normal annual cash retainer for non-executive directors of $30,000. Such increased retainer will be effective with a retroactive adjustment to the quarterly retainer payment made on June 1, 2005.

The Committee and the Board also approved an increase to the cash compensation for the chairman of the Nominating Committee of the Board of Directors (Danny W. Gurr) for services he is providing to the Company as chairman of such committee in leading and coordinating the search for a new Chief Executive Officer for the Company. Mr. Gurr will be compensated, retroactively effective to January 1, 2005, at the rate of $5,000 per month. Such fees will be in effect until the successful completion of such search and are in addition to the current annual cash compensation of $7,500 for the Chairman of the Nominating Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ John J. Luttrell
John J. Luttrell
Executive Vice President and Chief Financial Officer

Dated: July 14, 2005